AMENDMENT

TO

THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 29th day of February 2024, by and between Mason Street Advisors, LLC (the “Adviser”) and Wellington Management Company LLP (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Third Amended and Restated Investment Sub-Advisory Agreement dated February 28, 2023 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Small Cap Growth Stock Portfolio, Mid Cap Growth Stock Portfolio, and Large Cap Core Stock Portfolio (each, a “Portfolio” and together, the “Portfolios”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Small Cap Growth Stock Portfolio and Large Cap Core Stock Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. That portion of Schedule A to the Agreement that relates to the Small Cap Growth Stock Portfolio and Large Cap Core Stock Portfolio shall be modified by deleting the text set forth therein and replacing it with the text set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

MASON STREET ADVISORS, LLC	WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Bonnie L. Tomczak	By: /s/ Desmond Havlicek

Name: Bonnie L. Tomczak	Name: Desmond Havlicek

Title: President	Title: Senior Managing Director

EXHIBIT A

SCHEDULE A

TO

THIRD AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

WELLINGTON MANAGEMENT COMPANY LLP

As Amended February 29, 2024

Fee Effective: April 1, 2024

Portfolio	Fee
Small Cap Growth Stock Portfolio	First $150 Million: 0.40% of average daily net assets
Next $150 Million: 0.37 of average daily net assets
Over $300 Million: 0.35% of average daily net assets
Large Cap Core Stock Portfolio	First $250 Million: 0.18% of average daily net assets
Next $750 Million: 0.16% of average daily net assets
Over $1 Billion: 0.15% of average daily net assets